Exhibit 10.1
FIRST AMENDMENT

THIS FIRST AMENDMENT (the “Amendment”) is made and entered into as of the ___ day of March, 2017, by and between PS Business Parks, L.P., a California limited partnership (“Landlord”), and Luminex Corporation; a Delaware corporation (“Tenant”).

RECITALS

A.
Landlord and Tenant are parties to that certain lease dated September 30, 2014 (the “Lease”).· Pursuant to the Lease, Landlord has leased to Tenant space currently containing approximately 162,117 rentable square feet (the “Original Premises”) comprised of (i) 53,925 rentable square feet commonly known as Suites 110, 120, 122, 125, 130, 145, and 150 located at 12201 Technology Blvd., Austin, TX 78727, (the “McNeil 3 Building”); (ii) 35,450 rentable square feet commonly known as Suites H, K, and K1 located at 12212 Technology Blvd., Austin, TX 78727, (the “McNeil 4 Building”); (iii) 44,378 rentable square feet commonly known as Suite A located at 12112 Technology Blvd., Austin, TX 78727, (the “McNeil 5 Building”); and (iv) 28,364 rentable square feet commonly known as Suite A located at 12100 Technology Blvd., Austin, TX 78727, (the “McNeil 6 Building”). The McNeil 3 Building is a part of the Project commonly referred to as McNeil 3 (the “McNeil 3 Project”) in the buildings commonly known as McNeil 3, 4, 5 and 6 located at 12100, 12201, 12212 and 12112 Technology Boulevard, Austin, Texas 78727 (the “Existing Buildings”), which is a part of the project commonly referred to as McNeil 3, 4, 5 and 6 (the “Existing Project”).

B.
Tenant has requested that additional space containing approximately 22,004 rentable square feel described as Suite 800 located at 12301 Technology Blvd., Austin, TX (the “Expansion Space”) of the Building shown on Exhibit A hereto (the “McNeil 8 Building”) be added to the Original Premises and that the Lease be appropriately amended and Landlord is willing to do the same on the following terms and conditions.

NOW, THEREFORE, In consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

I.
Expansion and Effective Date. Effective as of July 1, 2017 (the “Expansion Effective Date”), the Premises, as defined in the Lease, is increased from 162,117 rentable square feet to 184,121 rentable square feet by the addition of the Expansion Space, and from and after the Expansion Effective Date, the Original Premises and the Expansion Space, collectively, shall be deemed the Premises, as defined In the lease. The Expansion Space is subject to all the terms and conditions of the Lease except as expressly modified herein and except that Tenant shall not be entitled to receive any allowances, abatements or other financial concessions granted with respect to the Original Premises unless such concessions are expressly provided for herein with respect to the Expansion Space.

II.	Term. The Term of the Lease, solely with regard to the Expansion Space, shall commence on the Expansion Effective Date and expire on June 30, 2022 (the “’Expansion Space Expiration Date”).

III.
Termination of McNeil 8 Existing Lease. Tenant is currently in possession of the Expansion Space pursuant to the terms of that certain lease agreement dated April 27, 2012 (the “McNeil 8 Existing lease”) by and between Tenant, as tenant, and Landlord's predecessor in interest. The parties hereto acknowledge and agree that, notwithstanding any provision to the contrary set forth in the McNeil 8 Existing Lease, the McNeil 8 Existing Lease Is currently in full force and effect, has continued in full force and effect without interruption since the date Tenant initially took occupancy of the Expansion Space under the McNeil 8 Existing lease. In addition, notwithstanding to the contrary contained In the McNeil 8 Existing Lease, effective as of 11:59 p.m. (Central Time) on the day Immediately prior to the Expansion Effective Date (the “McNeil 8 Existing Lease Termination Date”) the McNeil 8 Existing Lease shall expire by its terms and be of no further force or effect and Landlord and Tenant's rights and obligations with respect to the Expansion Space arising or accruing thereafter shall be as set forth in the Lease, provided, however, that Landlord and Tenant shall remain liable under the terms of the McNeil 8 Existing Lease with respect to (i) any obligations which specifically survive the term of the McNeil 8 Existing Lease and (ii) for the performance of all of their respective obligations under the McNeil 8 Existing Lease accruing prior to the McNeil 8 Existing Lease Termination Date, including, without limitation, with respect to any liability arising on or before such date related to Tenant's use, occupancy or control of the Expansion Space during the term of the McNeil 8 Existing Lease (including, without limitation, with respect to hazardous materials brought onto or about the Expansion Space or permitted or suffered to be brought onto or about the Expansion Space by Tenant or anyone for whom Tenant may be liable and Tenant's obligation to pay Landlord any amounts due under the McNeil 8 Existing Lease).

IV.	Base Rent.

A.
Base Rent for Expansion Space from Expansion Effective Date through Expansion Space Expiration Date. As of the Expansion Effective Date, and in addition to Tenant's obligation to pay Base Rent for the Original Premises, Tenant shall pay Landlord Base Rent for the Expansion Space as follows:

Period of Term	Monthly Base Rent
July 1, 2017 - June 30, 2018	$25,304.60
July 1, 2018 - June 30, 2019	$25 964.72
July 1, 2019 - June 30, 2020	$26,624.84
July 1, 2020 - June 30, 2021	$27 284.96
July 1, 2021 - June 30, 2022	$27,945.08

All such Base Rent shall be payable by Tenant in accordance with the terms of the lease.

V.
Additional Security Deposit. Upon the Expansion Effective Date, Tenant authorizes and directs Landlord to apply the sum Landlord currently holds under the McNeil 8 Existing lease as the security deposit (in the sum of $21,188.51) which will be added to and become part of the Security Deposit held by Landlord as provided under Section 5 of the Lease as security for payment of rent and the performance of the other terms and conditions of the Lease by Tenant Accordingly, simultaneous with the Expansion Effective Date, the Security Deposit under the Lease, shall be increased from $153,539.65 to $174,728.16.

VI.
Tenant's Proportionate Share. For the period commencing with the Expansion Effective Date and ending on the Expansion Space Expiration Date, Tenant's Proportionate Share for the Expansion Space is 97.44% of McNeil 8.

VII.
Operating Expenses. For the period commencing with the Expansion Effective Date and ending on the Expansion Space Expiration Date, Tenant shall pay for Tenant’s Proportionate Share of Operating Expenses applicable to the Expansion Space In accordance with the terms of the lease.

VIII.	Improvements to Expansion Space.

A.
Condition of Expansion Space. Tenant is in possession of the Expansion Space and accepts the same “as is” without any agreements, representations, understandings or obligations on the part of Landlord to perform any alterations, repairs or improvements, except as may be expressly provided otherwise in this Amendment.

B.
Responsibility for Improvements to Expansion Space. Tenant may perform improvements to the Premises In accordance with the Work Letter attached hereto as Exhibit C and Tenant shall be entitled to an improvement allowance in connection with such work as more fully described in Exhibit C.

IX.
Other Provisions. Landlord and Tenant agree that, effective as of the date of this Amendment (unless different effective date(s) is/are specifically referenced in this Section). the Lease shall be amended in the following additional respects:

A.Landlord's Address. Landlord's address for notices as set forth in the Basic Lease Information is deleted in its entirety and replaced with the following:

For Notice                For Payment
PS Business Parks. L/P/        PS Business Parks, L.P.
c/o PS Business Parks            c/o PS Business Parks
9233 Waterford Centre Blvd., Suite 100    P.O. Box 200697-01

Austin, Texas 78751            Dallas, Texas 75320-0697
Attn: Property Manager

B.Additions. The Lease is amended to include those provisions set forth in Exhibit B to this Amendment.

X.	Miscellaneous.

i.
This Amendment, including Exhibit A, Exhibit B, and Exhibit C hereto, sets forth the entire agreement between the parties with respect to the matters set forth herein. There have been no additional oral or written representations or agreements. Under no circumstances shall Tenant be entitled to any rent abatement, improvement allowance, leasehold improvements, or other work to the Premises, or any similar economic Incentives that may have been provided Tenant in connection with entering into the Lease, unless specifically set forth in this Amendment.

ii.	Except as herein modified or amended, the provisions, conditions and terms of the lease shall remain unchanged and in full force and effect.

iii.	In the case of any inconsistency between the provisions of the Lease and this Amendment, the provisions of this Amendment shall govern and control.

iv.
Submission of this Amendment by Landlord is not an offer to enter into this Amendment but rather is a solicitation for such an offer by Tenant. Landlord shall not be bound by this Amendment until Landlord has executed and delivered the same to Tenant.

v.	The capitalized terms used in this Amendment shall have the same definitions as set forth in the Lease to the extent that such capitalized terms are defined therein and not redefined in this Amendment

vi.
Tenant hereby represents to Landlord that Tenant has dean with no broker in connection with this Amendment other than Endeavor Real Estate Group. Tenant agrees to indemnify and hold Landlord, its trustees, members, principals, beneficiaries, partners, officers, directors, employees, mortgagee(s) and agents, and the respective principals and members of any such agents (collectively, the “Landlord Related Parties”) harmless from all claims of any brokers, other than Endeavor Real Estate Group, claiming to have represented Tenant in connection with this Amendment. Landlord hereby represents to Tenant that Landlord has dealt with no broker in connection with this Amendment. Landlord agrees to indemnify and hold Tenant, its trustees, members, principals, beneficiaries, partners, officers, directors, employees, and agents, and the respective principals and members of any such agents (collectively, the “Tenant Related Parties”) harmless from all claims of any brokers claiming to have represented Landlord in connection with this Amendment.

vii.
Each signatory of this Amendment represents hereby that he or she has the authority to execute and deliver the same on behalf of the party hereto for which such signatory is acting. Tenant hereby represents and warrants that neither Tenant, nor any persons or entities holding any legal or beneficial interest whatsoever in Tenant. are (i) the target of any sanctions program that is established by Executive Order of the President or published by the Office of Foreign Assets Control, U.S. Department of the Treasury (“OFAC”); (ii) designated by the President or OFAC pursuant to the Trading with the Enemy Act, 50 U.S.C.. App. § 5, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701-06, the Patriot Act, Public Law 107-56, Executive Order 13224 (September 23, 2001) or any Executive Order of the President Issued pursuant to such statutes; or (iii) named on the following list that is published by OFAC: “List of Specially Designated Nationals and Blocked Persons.” If the foregoing representation is untrue at any time during the Term, an uncured event of default under the Lease will be deemed to have occurred, without the necessity of notice to Tenant.

viii.
Notwithstanding anything to the contrary contained in this Amendment or the Lease, the liability of Landlord (and of any successor Landlord) under this Amendment and the Lease shall be limited to the lesser of (a) the interest of Landlord In the Building, or (b) the equity interest Landlord would have in the Building if the Building were encumbered by third party debt in an amount equal to 80% of the value of the Building (calculations of equity shall be made as of the initial date Tenant notifies Landlord of the actual or alleged default or other claim). Tenant shall look solely to Landlord's interest in the Building for the recovery of any judgment or award against Landlord or any Landlord Related Party.

Neither Landlord nor any Landlord Related Party shall be personally liable for any judgment or deficiency, and in no event shall Landlord or any Landlord Related Party be liable to Tenant for any lost profit, damage to or loss of business or any form of special, indirect or consequential damage. Before filing suit for an alleged default by Landlord, Tenant shall give Landlord and any mortgagee(s) whom Tenant has been notified hold mortgages or other encumbrances on the Building, notice and reasonable time to cure the alleged default.

ix.
This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which, together, shall constitute one and the same Amendment. In order to expedite the transaction contemplated herein, to the extent allowable under applicable Law, telecopied signatures or signatures transmitted by electronic mall in so-called “pdf” format may be used in place of original signatures on this Amendment and shall be of the same force and effect as original signatures and shall be enforceable and admissible In lieu of original signatures to this Amendment. Landlord and Tenant intend to be bound by the signatures on the telecopied or e-mailed document, are aware that the other party will rely on the telecopied or e-mailed signatures which shall be of the same force and effect as original hand-written signatures for all purposes, and hereby waive any defenses to the admissibility or enforcement of the terms of this Amendment based on such telecopied or a-mailed signatures.

(SIGNATURES ON FOLLOWING PAGE)

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Amendment as of the day and year first above written.

LANDLORD:

PS Business Parks, L.P.,
a California limited partnership

By:    PS Business Parks, Inc.,
a California corporation
Its:    General partner

By:
Name:	David A. Vicars
Title:	Divisional Vice President

TENANT:

Luminex Corporation,
a Delaware corporation

By:
Name:	Harriss Currie
Title:	CFO

EXHIBIT A

OUTLINE AND LOCATION OF EXPANSION SPACE

EXHIBIT B

ADDITIONAL PROVISIONS

1.	Option To Renew Lease with respect to the Expansion Space.

a.
Provided the lease is in full force and effect and Tenant is not in Default under any of the other terms and conditions of the Lease at the time of notification or commencement, Tenant shall have one (1) option to renew (the “Renewal Option”) the Term of the Lease for a term of five (5) years (the “Renewal Term”), for the portion of the Expansion Space being leased by Tenant as of the date the Renewal Term is to commence, on the same terms and conditions set forth in the lease, except as modified by the terms, covenants and conditions as set forth below:

i.
If Tenant elects to exercise the Renewal Option, then Tenant shall provide Landlord with written notice no earlier than the date which is 365 days prior to the expiration of the Expansion Space Expiration Date but no later than the date which is 180 days prior to the expiration of the Expansion Space Expiration Date. If Tenant fails to provide such notice, Tenant shall have no further or additional right to extend or renew the Term of the lease.

ii.
During the Renewal Term, the Base Rent shall be the then prevailing market rental rate (including all market concessions such as tenant finish allowance, commission and abated rent) for comparable size, quality and location as of the date the Renewal Option is exercised, taking into account the specific provisions of the lease which will remain constant. Base Rent during the Renewal Term shall increase, if at all, In accordance with the increases assumed in the determination of the then prevailing market rental rate. Base Rent attributable to the Expansion Space shall be payable in monthly installments in accordance with the terms and conditions of Article 2 of the Lease. Landlord shall advise Tenant of the new Base Rent for the Premises no later than 30 days after receipt of Tenant's written request therefore. Said request shall be made no earlier than 30 days prior to the first date on which Tenant may exercise its Renewal Option under paragraph (i) above.

b.
If Tenant is entitled to and properly exercises its Renewal Option, Landlord shall prepare an amendment (the “Renewal Amendment”) to reflect changes In the Base Rent, Term, Termination Date with regard to the Expansion Space and other appropriate terms as provided above. Tenant shall execute and return the Renewal Amendment to Landlord within 15 days after Tenant’s receipt of same. Tenant’s failure to return a fully executed Renewal Amendment to Landlord within such period shall be deemed a termination by Tenant of its Renewal Option and Tenant shall have no further right to extend the Term of the Lease, but such failure shall not be a default by Tenant under the Lease.

c.
Except in connection with a Permitted Transfer, the Renewal Option is not transferable; the parties hereto acknowledge and agree that they intend that the Renewal Option shall be “personal” to Tenant as set forth above and that in no event will any assignee or sublessee have any rights to exercise the Renewal Option. If the Renewal Option is validly exercised or if Tenant falls to validly exercise the Renewal Option, Tenant shall have no further right to extend the Term of the lease.

2.	Right of First Refusal.

Tenant (but not any assignee, other than a Permitted Transferee, or subtenant) shall have a one time right of first refusal to lease that certain space known as suite 900, 925, 930C, 930D and 940 of McNeil 9 containing approximately 47,039 rentable square feet (the “Right of First Refusal Space”). In the event a prospective tenant desires to lease the Right of First Refusal Space, or any portion thereof, from Landlord, Landlord shall notify Tenant thereof in the manner provided herein for notice, whereupon Tenant shall have ten (10) days after receipt of such notice to elect under the same terms and conditions as Landlord was prepared to agree with the prospective tenant to exercise Tenant's right of first refusal. In the event Tenant falls to give landlord written notice of Tenant's election to lease the Right of First Refusal Space on the terms set forth above within said ten (10) day period, Tenant shall have no further right, title or interest in the Right of First Refusal Space and this right of first refusal shall be of no further force and effect.

EXHIBIT C

WORK LETTER

TENANT-CONSTRUCTED TENANT IMPROVEMENTS

This Exhibit is attached to and made a part of the First Amendment to that certain Lease by and between PS Business Parks, L.P., a California limited partnership (“Landlord”) and Luminex Corporation, a Delaware corporation (“Tenant”) for space in the Building located at 12301 Technology Blvd., Suite 800, Austin, TX 78727. Capitalized terms not otherwise defined in this Exhibit C shall have the meaning given to such terms in the Lease of which this Exhibit C is a part.

1.
Tenant, following the full and final execution and delivery of this Amendment to which this Exhibit C is attached and the Security Deposit, if any required under such agreement, shall have the right to perform alterations and improvements in the Expansion Space (the “Tenant Improvements”). Notwithstanding the foregoing, Tenant and its contractors shall not have the right to perform the Tenant Improvements in the Expansion Space unless and until Tenant has complied with all of the terms and conditions of Article 9 of the Lease, including, without limitation, approval by Landlord of the final plans for the Tenant Improvements and the contractors to be retained by Tenant to perform such Tenant Improvements. Tenant shall be responsible for all elements of the design of Tenant's plans (including, without limitation, compliance with law, functionality of design, the structural integrity of the design, the configuration of the Expansion Space and the placement of Tenant's furniture, appliances and equipment), and Landlord's approval of Tenant's plans shalt in no event relieve Tenant of the responsibility for such design. Landlord's approval of the contractors to perform the Tenant Improvements shall not be unreasonably withheld. The parties agree that Landlord's approval of the general contractor to perform the Tenant Improvements shall not be considered to be unreasonably withheld if any such general contractor (a) does not have trade references reasonably acceptable to Landlord, (b) does not maintain insurance as required pursuant to the terms of the Lease, (c) does not have the ability to be bonded for the work in an amount of no less than 150% of the total estimated cost of the Tenant Improvements, (d) does not provide current financial statements reasonably acceptable to Landlord, or (e) is not licensed as a contractor in the state/municipality in which the Expansion Space is located. Tenant acknowledges the foregoing is not intended to be an exclusive list of the reasons why Landlord may reasonably withhold its consent to a general contractor. Landlord acknowledges that it has pre-approved Tenant's right to install new carpet in the Premises (i) without having to use a general contractor, (II) without having to engage an architect, and (ill) without having to provide as-built plans for documenting carpet installation.

2.
Provided Tenant is not in default under the terms of the Lease, Landlord agrees to contribute the sum of $110,020.00 (the “Tenant Improvement Allowance”) toward the cost of performing the Tenant Improvements. The Tenant Improvement Allowance may only be used for the cost of preparing design and construction documents and mechanical and electrical plans for the Tenant Improvements and for hard costs in connection with the Tenant Improvements. The Tenant Improvement Allowance shall be paid to Tenant or, at Landlord's option, to the order of the general contractor that performed the Tenant Improvements, within 30 days following receipt by Landlord of (a) receipted bills covering all labor and materials expended and used In the Tenant Improvements; (b) a sworn contractor's affidavit from the general contractor and a request to disburse from Tenant containing an approval by Tenant of the work done; (c) full and final waivers of lien; (d) as-built plans of the Tenant Improvements; and (e) the certification of Tenant and its architect that the Tenant Improvements have been installed in a good and workmanlike manner in accordance with the approved plans, and in accordance with applicable laws. The Tenant Improvement Allowance shall be disbursed in the amount reflected on the receipted bills meeting the requirements above. Notwithstanding anything herein to the contrary, Landlord shall not be obligated to disburse any portion of the Tenant Improvement Allowance during the continuance of an uncured Default under the Lease, and Landlord's obligation to disburse shall only resume when and if such Default is cured.

3.
In no event shall the Tenant Improvement Allowance be used for the purchase of equipment, furniture or other items of personal property of Tenant. If Tenant does not submit a request for payment of the entire Tenant Improvement Allowance to Landlord in accordance with the provisions contained in this Exhibit C by November 30, 2017, any unused amount shall accrue to the sole benefit of Landlord, it being understood that Tenant shall not be entitled to any credit, abatement or other concession in connection therewith. Tenant shall be responsible for all applicable state sales or use taxes, if any, payable in connection with the Tenant Improvements and for Tenant Improvement Allowance.

4.
Without limiting the "as-is" provisions of the Lease, Tenant accepts the Expansion Space in its “as-is” condition and acknowledges that landlord has no obligation to make any changes or improvements to the Premises or, except as provided above with respect to the Tenant Improvement Allowance, to pay any costs expended or to be expended in connection with any such changes or improvements in the Expansion Space.

5.
This Exhibit C shall not be deemed applicable to any additional space added to the Premises at any time or from time to time, whether by any options under the Lease or otherwise, or to any portion of the original Premises or any additions to the Premises in the event of a renewal or extension of the original Term of the Lease, whether by any options under the Lease or otherwise, unless expressly so provided in the Lease or any amendment or supplement to the Lease. Tenant shall not perform any work in the Expansion Space (including, without limitation, cabling, wiring, fixturization, painting, carpeting, replacements or repairs) except in accordance with Article 9 of the Lease.

6.
Not a Construction Contract or an Agreement Collateral to or Affecting a Construction Contract. Landlord and Tenant agree that this Exhibit is merely one part of this Amendment, which contains the overall agreement concerning Tenant's use and occupancy of the Premises. In no event is this Exhibit or the Lease a construction contract or an agreement collateral to or affecting a construction contract.

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